EXHIBIT 10.521

Amendment No.1 to Stock Exchange Agreement with
Beijing Wisdom Network Technology Company, Ltd.

AMENDMENT No. 1

to

Agreement Concerning the Exchange of Common Stock

among

American Champion Entertainment, Inc. ("ACEI")

and

Beijing Wisdom Network Technology Company, Ltd. ("BA Network")

and

The Shareholders of Beijing Wisdom Network Technology Company, Ltd.

This Amendment is made by and between ACEI and BA Network concerning amendments to certain paragraphs and clauses of the original agreement. Other than the ones identified in this Amendment, all other clauses and the rights and covenants of the parties shall remain unchanged.

Beginning with page 5, second paragraph:

WHEREAS, ACEI desires to acquire 80.00% of all of the issued and outstanding shares of BA Network, in exchange for a total value of $4,672,050 of either ACEI authorized but unissued shares of the common stock, $0.0001 par value (the "Exchange Stock"), or partially in cash; and such Exchange Stock and cash, shall be granted in three parts:

Clause I (in its entirety), and
Clause II (in its entirety), and
Clause III (in its entirety)

are to be deleted and replaced by:

WHEREAS, ACEI desires to acquire 80.00% of all of the issued and outstanding shares of BA Network, with a cash payment of US$300,000.00 from ACEI to BA Network which was already made on October 1, 2000, plus a payment of 800,000 shares of ACEI common stock. Such shares shall have registration rights and ACEI shall include such shares in its next registration statement to be filed with the U.S. Securities & Exchange Commission.

ACEI will use its best efforts to cause its subsidiary, BA Network, to be separately listed on the OTC Bulletin Board within the first half of 2001. The new listing of BA Network will be subjected to rules and regulations of the U.S. Securities Act of 1933 that apply to "spin-offs."

ACEI foresees the new ownership structure to be: i) the existing shareholders of BA Networks to own 20% of the then listed company, ii) ACEI or its assigns to own 20% to 40% of the then listed company, and iii) the balance to comprise of shares in the public float. It is also contemplated that a round of the financing to occur either simultaneously or shortly thereafter to the listing in which case the ownership percentages to the parties will be diluted accordingly.

In addition, BA Network shall provide ACEI with approvals from its board of directors and from its group of current 20% owners, within 2 weeks from the date of executing this Amendment.

The above is inclusive of all changes effected by this Amendment and any further alteration shall be approved in writing by the parties.

APPROVED	APPROVED
By: /s/ Anthony K. Chan Anthony K. Chan President & CEO American Champion Entertainment, Inc. Date: December 21, 2000	By: /s/ Lin Tao Lin Tao Director & General Manager Beijing Wisdom Network Technology Company, Ltd. Date: December 21, 2000